Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Numbers 333-124095, 333-17771, and 333-140456) of Eksportfinans ASA of our report dated March 28, 2007 relating to the financial statements, which appear in this Annual Report on Form 20-F for the year ended December 31, 2006.
March 29, 2007
Oslo, Norway
/s/ PricewaterhouseCoopers AS